Exhibit 23

Consent and Report of Independent Registered Public Accounting Firm

Board of Directors
MOD-PAC CORP.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105969) pertaining to the MOD-PAC CORP. 2002 Stock Option Plan, MOD-PAC CORP. 2002 Director Stock Option Plan and MOD-PAC CORP. Employee Stock Purchase Plan of our report dated January 30, 2004, except for Note 11 as to which the date is December 23, 2004, with respect to the consolidated financial statements and schedule of MOD-PAC CORP. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

                                                                                                                    ERNST & YOUNG LLP

Buffalo, New York
February 4, 2005